EXHIBIT 10.9

GENERAL RELEASE

GENERAL RELEASE (the “Release”), by Joseph L. Mancino (the “Executive”) in favor of New York Community Bancorp, Inc. (the “Holding Company”), New York Community Bank (the “Bank”) their affiliates and their respective predecessors and successors (collectively, the “Group”), dated as of December 1, 2004.

WHEREAS, Executive has been employed as Co-Chairman of the Board of Directors of the Holding Company and the Bank and Chief Executive Officer of the Roslyn Savings Division of the Bank;

WHEREAS, Executive is entering into a Consulting Agreement with the Holding Company and the Bank of even date herewith, the effectiveness of which is conditioned on the effectiveness of this Release (the “Consulting Agreement”);

WHEREAS, Executive has entered into a Noncompetition Agreement with the Holding Company (both for itself and as successor to Roslyn Bancorp) and the Bank (as successor to The Roslyn Savings Bank) dated as of June 27, 2003 (the “Noncompetition Agreement”), which is amended by the Consulting Agreement;

WHEREAS, pursuant to a letter dated October 1, 2004, Executive has expressed his intent to retire and an Event of Termination (as defined under Executive’s employment agreement with the Holding Company and the Bank, dated as of June 27, 2003) has occurred and Executive’s employment with the Holding Company and the Bank shall end as of the date hereof (the “Date of Termination”); and

WHEREAS, it is agreed that, in connection with the Event of Termination, the Executive is entitled to the payments and benefits set forth on the attached Annex A.

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, the parties agree as follows:

1.  General Release. Executive knowingly and voluntarily waives, terminates, cancels, releases and discharges forever the Group and its officers, directors, employees, shareholders, attorneys and agents and their predecessors, successors and assigns, individually and in their official capacities (collectively, the “Released Parties”) from any and all actions, causes of action, claims, allegations, rights, obligations, liabilities, or charges (collectively, “Claims”) that he has or may have, whether known or unknown, by reason of any matter, cause or thing occurring at any time before and including the date of this Release, including, without limitation, claims for compensation or bonuses (including, without limitation, any claim for an award under any compensation plan or arrangement); breach of contract; tort; wrongful, abusive, unfair, constructive, or unlawful discharge or dismissal; impairment of economic opportunity defamation; age and national origin discrimination; sexual harassment; back pay; front pay; benefits; attorneys’ fees; whistleblower claims; emotional distress; intentional infliction of emotional distress; assault; battery, pain and suffering; punitive or exemplary damages; violations of the Equal Pay Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Americans with Disabilities Act of 1991, the Employee Retirement Income Security Act, the Worker Adjustment Retraining and Notification Act, the Family Medical Leave Act, the New York State Human Rights Law, including all amendments to any of the aforementioned acts; and violations of any other federal, state, or municipal fair employment statutes or laws, including, without limitation, violations of any other law, rule, regulation, or ordinance pertaining to employment, wages, compensation, hours worked, or any other matters related in any way to Executive’s employment with the Group or the termination of that employment. In addition, in consideration of the provisions of this Release, the Executive further agrees to waive any and all rights under the laws of any jurisdiction in the United States, or any other country, that limit a general release to those claims that are known or suspected to exist in Executive’s favor as of the Effective Date (as defined below).

2.  Surviving Claims. Notwithstanding anything herein to the contrary, this Release shall not:

(i)	release any Claims relating to the payments and benefits set forth on the attached Annex A;

(ii)	release any Claims relating to the Consulting Agreement;

(iii)	release any Claims arising after the date of this Release under the Noncompetition Agreement, as amended;

(iv)	limit or prohibit in any way Executive’s (or his beneficiaries’ or legal representatives’) ability to bring an action to enforce the terms of this Release;

(v)	release any claim for employee benefits under plans covered by the Employee Retirement Income Security Act of 1974, as amended, to the extent that such claims may not lawfully be waived or for any payments or benefits under any Group plans that have vested according to the terms of those plans;

(vi)	release any claims for indemnification in accordance with applicable laws and the corporate governance documents of the Group or any other member of the Group, including any right to contribution, in accordance with their terms as in effect from time to time or pursuant to any applicable directors and officers insurance policy with respect to any liability incurred by Executive as an officer or director of the Group or any member of the Group or any right Executive may have to obtain contribution as permitted by law in the event of entry of judgment; or

(vii)	release any obligations from any individual who is a Released Party arising from any personal business relationship with Executive outside of the employment relationship, including, without limitation, any mortgages or loans.

3.  Additional Representations. Executive further represents and warrants that he has not filed any civil action, suit, arbitration, administrative charge, or legal proceeding against any Released Party nor has he assigned, pledged, or hypothecated as of the Effective Date his claim to any person and no other person has an interest in the claims that he is releasing

4.  Acknowledgements by Executive. Executive acknowledges and agrees that he has read this Release in its entirety and that this Release is a general release of all known and unknown claims, including, without limitation, to rights and claims arising under ADEA. Executive further acknowledges and agrees that:

(i)	this Release does not release, waive or discharge any rights or claims that may arise for actions or omissions after the date of this Release;

(ii)	Executive is entering into this Release and releasing, waiving and discharging rights or claims only in exchange for consideration which he is not already entitled to receive;

(iii)	Executive has been advised, and is being advised by the Release, to consult with an attorney before executing this Release; Executive acknowledges that he has consulted with counsel of his choice concerning the terms and conditions of this Release;

(iv)	Executive has been advised, and is being advised by the Release, that he has twenty-one (21) days within which to consider the Release; and

(v)	Executive is aware that this Release shall become null and void if he revokes his agreement to this Release within seven (7) days following the date of execution of this Release. Executive may revoke this Release at any time during such seven-day period by delivering (or causing to be delivered) to the General Counsel of the Holding Company at 615 Merrick Avenue, Westbury, New York 11590 written notice of his revocation of this Release no later than 5:00 p.m. eastern time on the seventh (7th) full day following the date of execution of this Release (the “Effective Date”).

5.  Additional Agreements. Executive agrees that should any person or entity file or cause to be filed any civil action, suit, arbitration, or other legal proceeding seeking equitable or monetary relief concerning any claim released by Executive herein, Executive shall not seek or accept any personal relief from or as the result of such civil action, suit, arbitration, or other legal proceeding.

IN WITNESS WHEREOF, New York Community Bancorp, Inc. and New York Community Bank have caused this Release to be executed by a duly authorized officer and Executive has signed this Release, in each case on the date set forth on the first page hereof.

By:	/s/ Joseph L. Mancino

Joseph L. Mancino, Executive

NEW YORK COMMUNITY BANCORP, INC.

By:	/s/ Joseph R. Ficalora

Joseph R. Ficalora

NEW YORK COMMUNITY BANK

By:	/s/ Joseph R. Ficalora

Joseph R. Ficalora

Annex A

Payments as more fully described in a letter, dated October 13, 2004, as updated December 1, 2004, from Bernard Terlizzi, Executive Vice President/Human Resources to the Executive, including, (i) a cash payout of $2,612,812.58, minus lawful tax withholding; (ii) the continuation of certain welfare benefits, including, medical, dental, vision, basic group and bank-owned life insurance; and (iii) the acceleration of all awards granted to the Executive under Company Stock Plans in accordance with the terms of the Executive’s Employment Agreement with the Company and the Bank, dated June 27, 2003.